Exhibit 10.1

ASSIGNMENT OF MEMBERSHIP INTEREST

This Assignment of Interest (this “Assignment”) is made as of the 18th day of March 2011 from Harold Hamm (the “Assignor”) to Continental Resources, Inc. (the “Assignee”).

Recitals:

A.	Assignor owns all of the limited liability company interests and membership rights (collectively the “Membership Interest”) in 20 Broadway Associates LLC, an Oklahoma limited liability company (the “Company”); and

B.	Assignor desires to convey to Assignee all of the Membership Interest and any and all of Assignor’s right, title, and interest of any nature whatsoever in the Company (such interests and the Membership Interest being referred to in this Assignment as the “Assigned Interests”) and Assignee desires to acquire the Assigned Interests;

In consideration of the foregoing, twenty-two million nine hundred sixty-one thousand six hundred twenty-eight and No/100 Dollars ($22,961,628), consisting of the purchase price of 20 North Broadway, commissions and related closing costs, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Assignor hereby grants, bargains, sells, transfers, assigns, and conveys to Assignee, its legal representatives, successors, and assigns the Assigned Interests and warrants the same to be free and clear of any and all lawful security interests, liens, claims, or encumbrances of any nature, made or suffered to be made by, through, or under Assignor, but not otherwise.

2.	Assignor further represents and warrants that he knows of no claim or threatened cause of action, which if pursued or filed would constitute a valid lien or encumbrance against any of the Assigned Interests or any asset of the Company.

3.	Assignor hereby appoints Assignee as Assignor’s agent to transfer the Assigned Interests on the books of the Company and to take such other and further actions as may be necessary to give full effect to the assignment intended hereby.

4.	Assignor agrees to execute such other and further instruments, to take such other and further actions, and provide such further assurances as may be requested by Assignee to give full effect to the assignment intended hereby.

5.	Assignee hereby accepts the foregoing assignment of the Assigned Interests.

6.	This Assignment shall be binding upon and shall inure to the benefit of the Assignor and Assignee and their respective legal representatives, successors, and assigns.

7.	This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of Oklahoma.

Assignor:	/s/ Harold Hamm
Harold Hamm

Assignee:	/s/ John Hart
Continental Resources, Inc.
By: John Hart, CFO